Pricing Supplement dated January 22, 1997                     Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                         File No. 333-05701
Prospectus Supplement dated October 30, 1996)

                                  ADVANTA CORP.
                    MEDIUM-TERM NOTES, SERIES D - FIXED RATE

===========================================================================================
Principal Amount:  $5,000,000                            Interest Rate: 6.91%
Agent's Discount or Commission:  $22,500                 Stated Maturity Date:  01/28/2002
Net Proceeds to Issuer:  $4,977,500                      Original Issue Date:  01/27/97
Issue Price: 100%                                        Trade Date:  01/22/97
===========================================================================================
Interest Payment Dates:   July 28, 1997 and the          Cusip No.:  00756QDF2
                          28th day of each January
                          and July thereafter

Day Count Convention:

         [X]      30/360 for the period from 01/27/97  to 01/27/2002

         [ ]      Actual/360 for the period from       to

         [ ]      Actual/Actual for the period from    to

Redemption:

         [X]      The Notes cannot be redeemed prior to the Stated Maturity
                  Date.

         [ ] The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                  Initial Redemption Percentage:
                  Annual Redemption Percentage Reduction: ____% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:

         [X]      The Notes cannot be repaid prior to the Stated Maturity Date.

         [ ] The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                  Option Repayment Dates:
                  Repayment Price: ____%

Currency:

         Specified Currency:  United States Dollars
           (If other than U.S. dollars, see attached)
         Minimum Denominations:
           (Applicable only if Specified Currency is other than U.S. dollars) Original Issue Discount:
                           [ ]      Yes     [X]      No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:


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Form:

         [X]      Book Entry                              [ ]      Certificated

Agent acting in the capacity as indicated below:

         [X]      Agent                                   [ ]      Principal

If as Principal:

         [ ] The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

         [ ] The Notes are being offered at a fixed initial public offering price of ____% of principal amount.

If as Agent:

         The Notes are being offered at a fixed initial public offering price of 100% of principal amount.

[X]      Other Provisions:  Deutsche Morgan Grenfell

        [ ]   Salomon Brothers Inc

                 [ ]   Bear, Stearns & Co. Inc.

                              [ ]   CS First Boston

                                           [ ]   Donaldson, Lufkin & Jenrette
                                                    Securities Corporation

                                                      [ ]  Merrill Lynch & Co.